The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-240300

Subject to Completion

Preliminary Prospectus Supplement, dated October 29, 2020

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 3, 2020)

$

The Boeing Company

$                % Senior Notes due 2024

$                % Senior Notes due 2026

$                % Senior Notes due 2028

$                % Senior Notes due 2031

We are offering $                aggregate principal amount of our    % senior notes due 2024 (the “2024 notes”), $                aggregate principal amount of our    % senior notes due 2026 (the “2026 notes”), $                aggregate principal amount of our    % senior notes due 2028 (the “2028 notes”), and $                aggregate principal amount of our    % senior notes due 2031 (the “2031 notes” and, together with the 2024 notes, the 2026 notes, and the 2028 notes, the “notes”).

The 2024 notes will mature on                , 2024. The 2026 notes will mature on                , 2026. The 2028 notes will mature on                , 2028. The 2031 notes will mature on                , 2031.

We will pay interest on the notes on each                and                , commencing on                , 2021.

We may redeem the notes prior to maturity, in whole or in part, at the respective redemption prices set forth herein. See “Description of Notes—Optional Redemption.” The notes will not be listed on any securities exchange. Currently, there are no public markets for the notes.

The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to any existing and future indebtedness that is subordinated to the notes.

Investing in the notes involves risks. See the section titled “Risk Factors” beginning on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2024 Note	Total	Per 2026 Note	Total	Per 2028 Note	Total	Per 2031 Note	Total
Price to Public (1)%		$	%	$	%	$	%	$
Underwriting Discounts	%	$	%	$	%	$	%	$
Proceeds, before expenses, to The Boeing Company	%	$	%	$	%	$	%	$

(1) Plus accrued interest from                , 2020, if settlement occurs after that date.

We urge you to carefully read this prospectus supplement and the accompanying prospectus, which describe the terms of the offering, before you make your investment decision.

The underwriters expect to deliver the notes to purchasers in book-entry form only, through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and the Euroclear Bank, S.A./N.V., against payment on or about                , 2020.

Joint Book-Running Managers for the 2024 Notes

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	SMBC Nikko

BofA Securities	Credit Agricole	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Joint Book-Running Managers for the 2026 Notes

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	SMBC Nikko

BofA Securities	Credit Agricole	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Joint Book-Running Managers for the 2028 Notes

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	SMBC Nikko

BofA Securities	Citigroup	COMMERZBANK	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Joint Book-Running Managers for the 2031 Notes

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	SMBC Nikko

BofA Securities	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	MUFG

The date of this prospectus supplement is                , 2020.

PROSPECTUS SUPPLEMENT

PROSPECTUS

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering that we may provide to you. Neither The Boeing Company nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither The Boeing Company nor the underwriters are making an offer of these notes in any jurisdiction where the offer is not permitted.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. You should not assume that the information in this prospectus supplement, in the accompanying prospectus and any free writing prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The Boeing Company’s business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus contain information about The Boeing Company and the notes. They also refer to information contained in other documents that we file with the SEC.

The terms “Boeing,” “we,” “us” and “our” as used in this prospectus supplement refer to The Boeing Company.

MiFID II Product Governance. Any distributor subject to Directive 2014/65/EU (as amended, “MiFID II”) subsequently offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (“Delegated Directive”). Neither Boeing nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Relevant State. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in a Relevant State has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in a Relevant State may be unlawful under the PRIIPs Regulation.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement or included or incorporated by reference in the accompanying prospectus may be “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, risks related to the factors set forth below and other important factors disclosed previously and from time-to-time in our other filings with the SEC:

•

the COVID-19 pandemic and related government actions, including with respect to our operations and access to suppliers, our liquidity, the health of our customers and suppliers and future demand for our products and services;

•	the 737 MAX, including the timing and conditions of 737 MAX regulatory approvals, lower than planned production rates and/or delivery rates, and increased considerations to customers and suppliers;

•	general conditions in the economy and our industry, including those due to regulatory changes;

•	our reliance on our commercial airline customers;

•

the overall health of our aircraft production system, planned commercial aircraft production rate changes, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards;

•	changing budget and appropriation levels and acquisition priorities of the U.S. government;

•	our dependence on U.S. government contracts;

•	our reliance on fixed-price contracts;

•	our reliance on cost-type contracts;

•	uncertainties concerning contracts that include in-orbit incentive payments;

•	our dependence on our subcontractors and suppliers, as well as the availability of raw materials;

•	changes in accounting estimates;

•	changes in the competitive landscape in our markets;

•	our non-U.S. operations, including sales to non-U.S. customers;

•	threats to the security of our or our customers’ information;

•	potential adverse developments in new or pending litigation and/or government investigations;

•	customer and aircraft concentration in our customer financing portfolio;

•	changes in our ability to obtain debt on commercially reasonable terms and at competitive rates;

•	realizing the anticipated benefits of mergers, acquisitions, joint ventures, strategic alliances or divestitures;

•	the adequacy of our insurance coverage to cover significant risk exposures;

•	potential business disruptions, including those related to physical security threats, information technology or cyber attacks, epidemics, sanctions or natural disasters;

•	work stoppages or other labor disruptions;

•	substantial pension and other postretirement benefit obligations; and

•	potential environmental liabilities.

SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein, especially the risks discussed in the section titled “Risk Factors” beginning on page S-8 of this prospectus supplement and in our periodic reports filed with the SEC.

The Boeing Company

The Boeing Company is one of the world’s major aerospace firms and a leading manufacturer of commercial airplanes and defense, space and security systems. Our products and tailored services include commercial and military aircraft, satellites, weapons, electronic and defense systems, launch systems, advanced information and communication systems, and performance-based logistics and training. We are organized based on the products and services we offer. We operate in four reportable segments:

•	Commercial Airplanes;

•	Defense, Space & Security;

•	Global Services; and

•	Boeing Capital.

The Boeing Company was incorporated in Washington in 1916 and reincorporated in Delaware in 1934. Our principal executive offices are located at 100 N. Riverside, Chicago, Illinois 60606-1596 and our telephone number is (312) 544-2000. We maintain a website at www.boeing.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

The information above concerning The Boeing Company is only a summary and does not purport to be comprehensive. For additional information about The Boeing Company, you should refer to the information described in “Where You Can Find More Information” in the accompanying prospectus.

The Offering

The following summary contains basic information about the notes and this offering. It does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus.

Issuer	The Boeing Company

Notes Offered	$ aggregate principal amount of notes, consisting of:

•	$ aggregate principal amount of % senior notes due 2024;

•	$ aggregate principal amount of % senior notes due 2026;

•	$ aggregate principal amount of % senior notes due 2028; and

•	$ aggregate principal amount of % senior notes due 2031.

Maturity Date

The 2024 notes will mature on                 , 2024, the 2026 notes will mature on                 , 2026, the 2028 notes will mature on                , 2028, and the 2031 notes will mature on                 , 2031, unless the notes are redeemed in whole as described below under “Description of Notes—Optional Redemption.”

Interest Rate	The 2024 notes will bear interest from , 2020 at the rate of % per annum, payable semi-annually in arrears.

The 2026 notes will bear interest from , 2020 at the rate of % per annum, payable semi-annually in arrears.

The 2028 notes will bear interest from , 2020 at the rate of % per annum, payable semi-annually in arrears.

The 2031 notes will bear interest from , 2020 at the rate of % per annum, payable semi-annually in arrears.

Interest Rate Adjustment	The interest rate payable on each series of the notes will be subject to adjustment based on certain rating events. See “Description of Notes—Interest Rate Adjustment Based on Certain Rating Events.”

Interest Payment Dates	and of each year, commencing on , 2021.

Use of Proceeds

We expect the net proceeds from this offering to be approximately $                million, after deducting the underwriting discounts and our estimated offering expenses totaling approximately $                million. We intend to use a portion of the net proceeds from this offering to repay approximately $2.8 billion of our existing indebtedness, and the remaining net proceeds for general corporate purposes, as described in “Use of Proceeds” in this prospectus supplement.

Optional Redemption	The notes will be redeemable at our option in whole at any time, or in part from time to time, prior to their maturity. See “Description of Notes—Optional Redemption” in this prospectus supplement.

The 2024 notes will be subject to redemption at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•

the sum of the present values of the Remaining Scheduled Payments (as defined in this prospectus supplement) on the 2024 notes to be redeemed, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

Prior to the applicable Par Call Date (as defined below) of the 2026 notes, the 2028 notes, and the 2031 notes, respectively, such notes will be subject to redemption at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•

the sum of the present values of the Remaining Scheduled Payments (as defined in the prospectus supplement) on the notes to be redeemed that would be due if the notes to be redeemed matured on the applicable Par Call Date, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

On or after the applicable Par Call Date of the 2026 notes, the 2028 notes, and the 2031 notes, respectively, we may redeem such notes at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

The present value of the Remaining Scheduled Payments on the notes will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the Treasury Rate (as defined below) applicable to such notes, plus basis points, basis points, basis points, and basis points for the 2024 notes, the 2026 notes, the 2028 notes, and the 2031 notes, respectively.

See “Description of Notes—Optional Redemption” for more information.

Ranking

The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to any existing and future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to the indebtedness and liabilities of our subsidiaries.

Certain Covenants	The indenture governing the notes limits our ability and the ability of our subsidiaries, among other things, to:

•	create liens without equally and ratably securing the notes; and

•	engage in certain sale and leaseback transactions.

The indenture also limits our ability to engage in mergers, consolidations and certain sales of assets. These covenants are subject to important exceptions and qualifications, as described in the sections titled “Description of Debt Securities—Merger and Sale of Assets,” “Description of Debt Securities—Limitation on Liens” and “Description of Debt Securities—Sale and Leaseback Transactions” in the accompanying prospectus.

Additional Notes

We may, without notice to or consent of the holders or beneficial owners of any series of the notes, issue additional notes in a separate offering having the same ranking, interest rate, maturity and other terms as the notes of a particular series.

The notes of such series and any such additional notes will constitute a single series under the indenture.

No Listing

We do not intend to list the notes on any securities exchange or automated dealer quotation system. The notes will be new securities for which there currently are no public markets. See “Risk Factors—Risks Related to the Offering—There may not be active trading markets for the notes” in this prospectus supplement.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	The notes will be, and the indenture pursuant to which we will issue the notes is, governed by the laws of the State of New York.

Risk Factors

Investing in the notes involves risks. See the section titled “Risk Factors” beginning on page S-8 of this prospectus supplement and other information included or incorporated by reference in the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in the notes is subject to certain risks. This prospectus supplement does not describe all of the risks of an investment in the notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of an investment in the notes in light of your particular circumstances. For a discussion of the factors you should carefully consider before deciding to purchase any notes that may be offered, please read “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as well as those risk factors included below that are related to this offering. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a portion of your investment.

Risks Related to COVID-19

We face significant risks related to the spread of the novel coronavirus (“COVID-19”) and the recent developments surrounding the global pandemic have had, and will continue to have, significant effects on our business, financial condition, results of operations, and cash flows. We also face significant risks related to the global economic downturn and severe reduction in commercial air traffic caused by the pandemic. These risks include materially reduced demand for our products and services, increased instability in our supply chain, and challenges to the ongoing viability of some of our customers. We may face similar risks in connection with any future public health crises, including any resurgence in the spread of COVID-19.

The COVID-19 pandemic has subjected our business, operations, financial performance, cash flows and financial condition to a number of risks, including, but not limited to those discussed below.

Operations-related risks: As a result of the COVID-19 pandemic, we are facing increased operational challenges from the need to protect employee health and safety. These challenges have included, and may in the future include production site shutdowns, and workplace disruptions and restrictions on the movement of people, raw materials and goods, both at our own facilities and at our customers and suppliers.

For example, during the second quarter, we temporarily suspended operations in Puget Sound, South Carolina, and Philadelphia, as well as at several other key production sites. We had not previously experienced a complete suspension of our operations at these production sites. While we have resumed operations at each of our key production sites we cannot predict where further production disruptions will be required or what the ongoing impact of COVID-19-related operating restrictions will be. For example, we continue to experience additional operating costs due to social distancing requirements and other factors related to COVID-19 restrictions. We cannot predict the impact that future production disruptions may have on our business, operations, financial performance and financial condition. We consult regularly with relevant federal, state, and municipal health authorities regarding the COVID-19 pandemic, and we may be required to impose additional operational restrictions and/or suspend operations at key production sites based on their recommendations and/or workplace disruptions caused by COVID-19.

Many of our suppliers also were required to suspend operations during the second quarter, and they may experience additional disruptions in the coming months. Any such disruptions could have severe adverse impacts on our production costs, delivery schedule and/or ability to meet customer commitments.

Any prolonged suspension of operations or delayed recovery in our operations, and/or any similar delay with respect to resumption of operations by one or more of our key suppliers, or the failure of any of our key suppliers, would result in further challenges to our business, leading to a further material adverse effect on our business, financial condition, results of operations, and cash flows.

Liquidity risks: The COVID-19 pandemic has also had a significant impact on our liquidity and overall debt levels. During the nine months ended September 30, 2020, net cash used by operating activities was $14.4 billion. At September 30, 2020, cash and short-term investments totaled $27.1 billion. Our debt balance totaled $61.0 billion at September 30, 2020, up from $27.3 billion at December 31, 2019. We expect negative operating cash flows in future quarters until deliveries resume and ramp up, and if the pace and scope of the recovery are worse than we currently contemplate, we may need to obtain additional financing in order to fund our operations and obligations. If we were to need to obtain additional financing, uncertainty related to COVID-19 and its impact on us and the aerospace industry could limit our access to credit markets and we may have difficulty obtaining financing on terms acceptable to us or at all. In addition, certain of our customers may also be unable to make timely payments to us. Factors that could limit our access to additional liquidity include disruptions in the global capital markets and/or additional declines in our financial performance, outlook or credit ratings. The occurrence of any or all of these events would be expected to adversely affect our ability to fund our operations and contractual commitments. In addition, downgrades in our credit ratings could adversely affect our cost of funds and related margins, liquidity, competitive position and access to capital markets, and a significant downgrade could have an adverse impact on our businesses.

Customer-related risks: Commercial air traffic has fallen dramatically due to the COVID-19 pandemic. While this trend has impacted passenger traffic most severely, near-term cargo traffic has also fallen significantly due to the global economic downturn and the reduction in cargo capacity on passenger airplanes. Most airlines have significantly reduced their capacity, and many could implement further reductions in the near future. Many airlines are also implementing significant reductions in staffing. These capacity changes are causing, and are expected to continue to cause, negative impacts to our customers’ revenue, earnings, and cash flow, and in some cases may threaten the future viability of some of our customers, potentially causing defaults within our customer financing portfolio, which was $2.1 billion as of September 30, 2020 and/or requiring us to remarket aircraft that have already been produced and/or are currently in backlog. If 737 MAX aircraft remains grounded for an extended period of time, we may experience additional reductions to backlog and/or significant order cancellations. Additionally, we may experience fewer new orders and increased cancellations across all of our commercial airplane programs as a result of the COVID-19 pandemic and associated impacts on demand. Our customers may also lack sufficient liquidity to purchase new aircraft due to impacts from the pandemic. We are also observing a significant increase in the number of requests for payment deferrals, contract modifications, lease restructurings and similar actions, and these trends may lead to additional charges, impairments and other adverse financial impacts in our business over time. In addition, to the extent that customers have valid rights to cancel undelivered aircraft, we may be required to refund pre-delivery payments, putting additional constraints on our liquidity.

In addition to the near-term impact, there is risk that the industry implements longer-term strategies involving reduced capacity, shifting route patterns, and mitigation strategies related to impacts from COVID-19 and the risk of future public health crises. In addition, airlines may experience reduced demand due to reluctance by the flying public to travel due to travel restrictions and/or social distancing requirements.

As a result, there is significant uncertainty with respect to when commercial air traffic levels will begin to recover, and whether and at what point capacity will return to and/or exceed pre-COVID-19 levels. The COVID-19 pandemic also has increased, and its aftermath is also expected to continue to increase, uncertainty with respect to global trade volumes, putting significant negative pressure on cargo traffic. Any of these factors would have a significant impact on the demand for both single-aisle and wide-body commercial aircraft, as well as for the services we provide to commercial airlines. In addition, a lengthy period of reduced industry-wide demand for commercial aircraft would put additional pressure on our suppliers, resulting in increased procurement costs and/or additional supply chain disruption. To the extent that the COVID-19 pandemic or its aftermath further impacts demand for our products and services or impairs the viability of some of our customers and/or suppliers, our financial condition, results of operations, and cash flows could be adversely affected, and those impacts could be material.

Other risks: The magnitude and duration of the global COVID-19 pandemic is uncertain. As the pandemic continues to adversely affect our business and operating and financial results, it also is expected to have the effect of heightening many of the other risks described in the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. Further, the COVID-19 pandemic may also affect our operating and financial results in a manner that is not presently known to us or that we currently do not expect to present significant risks to our operations or financial results.

Risks Related to the Offering

The notes are structurally subordinated to the liabilities of our subsidiaries.

The notes are obligations exclusively of The Boeing Company and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of September 30, 2020, our subsidiaries had approximately $189.7 million of outstanding debt.

Negative covenants in the indenture will have a limited effect.

The indenture governing the notes contains only limited negative covenants that apply to us and our subsidiaries. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity. Accordingly, the indenture does not protect holders of the notes in the event we experience significant adverse changes in our financial condition or results of operations. See the sections titled “Description of Debt Securities—Limitation on Liens” and “Description of Debt Securities—Sale and Leaseback Transactions” in the accompanying prospectus. In light of the limited negative covenants applicable to the notes, holders of the notes may be structurally or contractually subordinated to new lenders.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your fixed rate notes may decline.

There may not be active trading markets for the notes.

The notes are new issues of securities for which currently there are no trading markets. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. The underwriters have advised us that they currently intend to make a market in each series of notes. However, the underwriters are not obligated to do so, and any market-making with respect to any series of notes may be discontinued at any time without notice. Accordingly, there can be no assurance that trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you may be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Our credit ratings may not reflect all risks of your investment in the notes, and negative changes in our credit ratings may adversely affect your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

As a result of general economic uncertainty and the impact of the COVID-19, rating agencies have recently lowered our rating. S&P Global Ratings lowered our rating from A- to BBB with a negative outlook, from BBB with a negative outlook to BBB- with a stable outlook and from BBB- with a stable outlook to BBB- with a negative outlook, on March 16, 2020, April 29, 2020 and August 5, 2020, respectively. On April 20, 2020, Moody’s Investors Service lowered our rating from Baa1 to Baa2 with a negative outlook. Any further actual or anticipated negative changes or downgrades in our credit ratings or ratings outlook or watch, including any announcement that our ratings are under further review for a downgrade, could increase our corporate borrowing costs and affect the market value of the notes. In particular, the interest rate payable on the notes offered hereby is subject to adjustment depending upon the ratings assigned to such notes as described in “Description of the Notes—Interest Rate Adjustment of the Notes Based on Certain Rating Events.”

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $                million, after deducting the underwriting discounts and our estimated offering expenses totaling approximately $                million. We intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of near-term indebtedness, which includes our:

$750.0 million aggregate principal amount of 2.300% senior notes due 2021 (the “2.300% Senior Notes”);

$400.0 million aggregate principal amount of 8.750% senior notes due 2021 (the “8.750% Senior Notes”);

$300.0 million aggregate principal amount of 2.350% senior notes due 2021 (the “2.350% Senior Notes”); and

$1,371.5 million aggregate principal amount of outstanding borrowings under our commercial paper program.

The 2.300% Senior Notes bear interest at 2.300% per annum and mature on August 1, 2021. The 8.750% Senior Notes bear interest at 8.750% per annum and mature on August 15, 2021. The 2.350% Senior Notes bear interest at 2.350% per annum and mature on October 30, 2021. Borrowings under our commercial paper program mature on various dates from November 4, 2020 to December 16, 2020 and bear interest at weighted average of 2.19% per annum as of September 30, 2020.

Certain of the underwriters or their affiliates may have holdings in the 2.300% Senior Notes, the 8.750% Senior Notes and the 2.350% Senior Notes and may therefore receive a portion of the net proceeds from this offering.

DESCRIPTION OF NOTES

The following description of the notes offered by this prospectus supplement is intended to supplement, and to the extent inconsistent to replace, the more general terms and provisions of the debt securities described in the accompanying prospectus, to which we refer you. Each series of notes is a separate series of debt securities. This description of the notes is only a summary and may not include all the information that is important to you. You should read the indenture we refer to below and the notes for more details regarding our obligations and your rights with respect to the notes. As used in this “Description of Notes,” unless otherwise expressly stated or the context otherwise requires, all references to “we,” “us” and “ours,” mean The Boeing Company and not its subsidiaries.

General

The notes will be issued as separate series of senior debt securities under a senior indenture dated February 1, 2003 between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, or any successor trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The 2024 notes will mature on                 , 2024, the 2026 notes will mature on                 , 2026, the 2028 notes will mature on                 , 2028, and the 2031 notes will mature on                 , 2031, respectively, unless the notes are earlier redeemed, each at 100% of their respective principal amounts. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes will be structurally subordinated to all liabilities of our subsidiaries, including trade payables. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

The original principal amount of the 2024 notes will be $                .

The original principal amount of the 2026 notes will be $                .

The original principal amount of the 2028 notes will be $                .

The original principal amount of the 2031 notes will be $                .

We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same terms and, in some cases, the public offering price and the first interest payment date as, and ranking equally and ratably with, the notes of such series. Any additional debt securities having such similar terms, together with the notes of such series, will constitute a single series of securities under the indenture, including for purposes of voting and redemptions. No such additional debt securities may be issued if an “event of default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the notes of such series.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

Any payment otherwise required to be made in respect of notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment for the notes. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

The notes will be issued only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes of each series will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). The notes will be available only in book-entry form. Refer to “Book-Entry, Delivery and Form” below.

We will initially appoint the trustee at its corporate trust office as a paying agent and registrar for the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

Interest on the Notes

The 2024 notes will bear interest at the rate of     % per year from                 , 2020, payable semi-annually in arrears on                  and                  of each year, commencing                 , 2021, to the persons in whose names the notes were registered at the close of business on the immediately preceding                  and                 , respectively (whether or not a business day). Interest on the 2024 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 2026 notes will bear interest at the rate of     % per year from                 , 2020, payable semi-annually in arrears on                  and                  of each year, commencing                 , 2021, to the persons in whose names the notes were registered at the close of business on the immediately preceding                  and                 , respectively (whether or not a business day). Interest on the 2026 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 2028 notes will bear interest at the rate of     % per year from                 , 2020, payable semi-annually in arrears on                  and                  of each year, commencing                 , 2021, to the persons in whose names the notes were registered at the close of business on the immediately preceding                  and                 , respectively (whether or not a business day). Interest on the 2028 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The 2031 notes will bear interest at the rate of     % per year from                 , 2020, payable semi-annually in arrears on                  and                  of each year, commencing                 , 2021, to the persons in whose names the notes were registered at the close of business on the immediately preceding                  and                 , respectively (whether or not a business day). Interest on the 2031 notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Rate Adjustment Based on Certain Rating Events

The interest rate payable on the notes of each series will be subject to adjustments from time to time if either Moody’s or S&P or, if either Moody’s or S&P ceases to rate the notes of that series or fails to make a rating of the notes of that series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us as a replacement agency for Moody’s or S&P (a “substitute rating agency”), downgrades (or subsequently upgrades) the rating assigned to the notes of that series in the manner described below.

If the rating from Moody’s (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below, plus any applicable percentage from the immediately following paragraph.

Moody’s Rating*	Percentage interest rate increase on the notes
Ba1	0.250%
Ba2	0.500%
Ba3	0.750%
B1 or below	1.000%

*	Including the equivalent ratings, in either case of any substitute rating agency or under any successor rating categories of Moody’s.

In addition, if the rating from S&P (or any substitute rating agency therefor) of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase such that it will equal the interest rate payable on the notes on the date of their initial issuance plus the percentage set forth opposite the ratings from the table below, plus any applicable percentage from the immediately preceding paragraph.

S&P Rating*	Percentage interest rate increase on the notes
BB+	0.250%
BB	0.500%
BB-	0.750%
B+ or below	1.000%

*	Including the equivalent ratings, in either case of any substitute rating agency or under any successor rating categories of S&P.

Notwithstanding the forgoing, if at any time the interest rate on the notes of a series has been adjusted upward and either Moody’s or S&P (or, in either case, a substitute rating agency therefor), as the case may be, subsequently increases its rating of the notes of that series to any of the threshold ratings set forth above, the interest rate on the notes of that series will be decreased such that the interest rate for the notes of that series equals the interest rate payable on the notes of that series on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase in rating. If Moody’s (or any substitute rating agency therefor) subsequently increases its rating of the notes of a series to Baa3 or higher (or its respective equivalent, in either case of any substitute rating agency or under any successor rating categories of Moody’s), and S&P (or any substitute rating agency therefor) increases its rating to BBB- or higher (or its respective equivalent, in either case of any substitute rating agency or under any successor rating categories of S&P), the interest rate on the notes of that series will be decreased to the interest rate payable on the notes of that series on the date of their initial issuance.

In addition, the interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the notes become rated Baa1 and BBB+ (or the equivalent of either such rating, in the case of a substitute rating agency) or higher by Moody’s and S&P (or, in either case, a substitute rating agency therefor), respectively (or one of these ratings if the notes are only rated by one rating agency).

Each adjustment required by any decrease or increase in a rating set forth above (or an equivalent rating, in either case of any substitute rating agency or under any successor rating categories of Moody’s or S&P, as the case may be), whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments; provided, however, in no event shall (1) the interest rate for the notes of a series be reduced to below the interest rate payable on the notes of that series on the date of their initial issuance or (2) the total increase in the interest rate on the notes of a series exceed 2.000% above the interest rate payable on the notes of that series on the date of their initial issuance.

Except as provided in this paragraph and the immediately following paragraph, no adjustments in the interest rate of the notes of a series shall be made solely as a result of a rating agency ceasing to provide a rating of such series of notes. If at any time fewer than two rating agencies provide a rating of the notes of a series for any reason beyond our control, we will use our commercially reasonable efforts to obtain a rating of such series of notes from a substitute rating agency, to the extent one exists, and if a substitute rating agency exists, for purposes of determining any increase or decrease in the interest rate on the notes of a series pursuant to the tables above:

(a)	such substitute rating agency will be substituted for the last rating agency to provide a rating of such series of notes, but which has since ceased to provide such rating;

(b)

the relative rating scale used by such substitute rating agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute rating agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table; and

(c)

the interest rate on the notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes of such series on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute rating agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency).

For so long as only one rating agency provides a rating of the notes of a series, any subsequent increase or decrease in the interest rate of such series of notes necessitated by a reduction or increase in the rating by the rating agency providing the rating shall be twice the percentage set forth in the applicable table above. For so long as none of Moody’s, S&P or a substitute rating agency provides a rating of the notes of a series, the interest rate on the notes of such series will increase to, or remain at, as the case may be, 2.000% above the interest rate payable on the notes of such series on the date of their initial issuance. If Moody’s or S&P either ceases to rate the notes of a series for reasons within our control or ceases to make a rating of the notes of such series publicly available for reasons within our control, we will not be entitled to obtain a rating from a substitute rating agency and the increase or decrease in the interest rate of the notes of such series shall be determined in the manner described above as if either only one or no rating agency provides a rating of the notes of such series.

Any interest rate increase or decrease described above will take effect from the first day of the interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next interest payment date following the date on which the rating change occurs. If Moody’s or S&P (or, in either case, a substitute rating agency therefor) changes its rating of the notes of a series more than once during any particular interest period, the last change by such agency will control for purposes of any interest rate increase or decrease with respect to the notes of such series described above relating to such rating agency’s action.

If the interest rate payable on the notes of a series is increased as described above, the term “interest,” as used with respect to the notes of that series, will be deemed to include any such additional interest unless the context otherwise requires

The interest rate and the amount of interest payable on the notes will be determined and calculated by us. For the avoidance of doubt, the trustee shall have no duty to monitor any ratings of the notes, or to determine if an adjustment to any interest rate is to be made or what an interest rate should be, or make any other determinations or calculations in respect of the interest amounts due on the notes.

Optional Redemption

The 2024 notes will be redeemable at our option, in whole at any time, or in part from time to time, prior to their maturity. The 2024 notes will be subject to redemption at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•

the sum of the present values of the Remaining Scheduled Payments on the 2024 notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to such notes, plus,                  basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

Prior to the applicable Par Call Date of the 2026 notes, the 2028 notes, and the 2031 notes, respectively, the notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 10 days, but not more than 60 days, prior notice to each registered holder of the series of notes to be redeemed, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•

the sum of the present values of the Remaining Scheduled Payments on the notes being redeemed that would be due if the notes to be redeemed matured on the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to such notes, plus,                  basis points,                  basis points, and                  basis points for the 2026 notes, the 2028 notes, and the 2031 notes, respectively, plus, in each case, accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the redemption date.

On or after the applicable Par Call Date of the 2026 notes, the 2028 notes, and the 2031 notes, respectively, we may redeem the notes, in whole or in part, at our option, on at least 10 days, but not more than 60 days, prior notice to the registered holders thereof at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date. The trustee shall have no responsibility for calculating any redemption price.

The present value of the Remaining Scheduled Payments on the notes will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the Treasury Rate applicable to such notes, plus                  basis points,                  basis points,                  basis points and                  basis points for the 2024 notes, the 2026 notes, the 2028 notes, and the 2031 notes, respectively.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of the notes being redeemed (assuming the 2026 notes, the 2028 notes, and the 2031 notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming the 2026 notes, the 2028 notes, and the 2031 notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations (as defined below) for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations;

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all such quotations obtained by us; or

•	if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below), to be appointed by us.

“Par Call Date” means,                  with respect to the 2026 notes,                  with respect to the 2028 notes, and                  with respect to the 2031 notes, the date that is,                  months,                  months, and                  months prior to the maturity date of the 2026 notes, the 2028 notes, and the 2031 notes, respectively.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer (as defined below) and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc., and other treasury dealers selected by us, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (each, a “Primary Treasury Dealer”), we will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes:

•

the yield, under the heading which represents the average for the immediately preceding day, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published daily by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue, provided that, if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

•

if that release, or any successor release, is not published during the day preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated by us on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected in accordance with the procedures of DTC; provided, however, that a partial redemption must be in an amount not less than $1,000,000 principal amount of notes.

Ranking

The notes will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt.

Certain Covenants

Certain covenants in the indenture limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens, and enter into sale and leaseback transactions. For a description of these covenants, see the sections titled “Description of Debt Securities—Limitation on Liens” and “Description of Debt Securities—Sale and Leaseback Transactions” in the accompanying prospectus.

Information Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, under the indenture, has a designated office at 2 North LaSalle Street, Suite 700, Chicago, Illinois 60602. The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims. The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

From time to time, we may borrow from the trustee or its affiliates. We and certain of our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates.

We will designate the trustee as our sole paying agent for the notes.

Governing Law

The indenture and the notes for all purposes will be governed by and construed in accordance with the internal laws of the State of New York. Actions regarding the notes may be brought in any court of competent jurisdiction in the United States.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the notes that remain unclaimed for two years after the maturity date of the notes will be repaid to us upon our request. Thereafter, any right of any noteholder to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Book-Entry, Delivery and Form

We have obtained the information in this section or in the accompanying prospectus concerning DTC, Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear Bank, S.A./N.V. (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes of each series will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described in the accompanying prospectus under the heading “Description of Debt Securities—Form, Exchange, Registration and Transfer”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal, premium, if any, and interest will be made by us in immediately available funds.

All secondary trading in the notes will settle in immediately available funds.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary deals only with beneficial owners of notes that purchase the notes in this offering at the applicable initial offering price set forth on the cover of this prospectus supplement and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, S corporations, partnerships or other pass-through entities or arrangements for United States federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, dealers or traders in securities or currencies, “expatriated entities” subject to section 7874 of the Code, certain former citizens or residents of the United States subject to section 877 of the Code, taxpayers subject to the alternative minimum tax, persons subject to special tax accounting rules as a result of gross income with respect to the notes being taken into account in an applicable financial statement, and persons subject to the base erosion and anti-abuse tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the United States dollar. Moreover, the effects of any applicable United States federal estate or gift, state, local or non-United States tax laws and any tax arising under section 1411 of the Code (the “Medicare” tax on certain investment income) are not discussed.

In the case of a beneficial owner of notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding notes, then you should consult your own tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the United States federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

Effect of Certain Contingencies

In certain circumstances, we may be required to pay amounts on the notes in addition to or at different times than the scheduled payments of stated principal and interest (e.g., in the circumstances described under “Description of Notes—Interest Rate Adjustment Based on Certain Rating Events” or “Description of Notes—Optional Redemption”). These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Although the issue is not free from doubt, we intend to take the position that the possibility of such payments does not result in any series of the notes being treated as contingent payment debt instruments under applicable Treasury regulations.

Our determination is binding on a holder, unless such holder explicitly discloses to the IRS on its tax return for the taxable year during which it acquires the notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, then the notes (or one or more series of notes) may be treated as contingent payment debt instruments. In that case, regardless of a holder’s regular method of accounting for United States federal income tax purposes, a holder subject to United States federal income taxation may be required to accrue ordinary interest income on such notes at a rate in excess of the stated interest rate, and to treat any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of such notes as ordinary income rather than capital gain. Holders of notes should consult their own tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

United States Holders

The term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

Payment of stated interest

Stated interest on a note, including additional interest payable as a result of adjustments to the credit ratings assigned to the notes as described under “Description of Notes — Interest Rate Adjustment Based on Certain Rating Events”, will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Sale, exchange, redemption, retirement or other taxable disposition of the notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) the holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note (less any portion allocable to any accrued and unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed). A United States Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. United States Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Information reporting and backup withholding tax

In general, we must report certain information to the IRS with respect to payments to certain non-corporate United States Holders of principal, premium, if any, and interest on a note, and payments of the proceeds of the sale or other disposition of a note to certain United States Holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 24 percent, if (i) the payee fails to furnish a correct taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

The term “non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of the notes at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States Holders that are engaged in the conduct of a United States trade or business.

Payment of interest

Subject to the discussions on backup withholding tax and FATCA below, interest paid on a note by us or any paying agent to a non-United States Holder will be exempt from United States income and withholding tax under the “portfolio interest exemption” provided that (i) the non-United States Holder does not, actually or constructively, own 10 percent or more of the combined voting power of all classes of our stock entitled to vote, (ii) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership, (iii) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (iv) either (a) the non-United States Holder provides to us or our paying agent a properly completed applicable IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’

securities in the ordinary course of its trade or business on behalf of the non-United States Holder provides a statement to us or our agent under penalties of perjury in which it certifies that a properly completed applicable IRS Form W-8BEN or W-8BEN-E (or other applicable form) has been received by it from the non-United States Holder or a qualifying intermediary and furnishes a copy to us or our agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States withholding tax at the rate of 30 percent, unless the holder provides us or our agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) establishing an exemption from or reduction of the withholding tax under the benefit of an applicable tax treaty.

Sale, exchange, redemption, retirement or other disposition of notes

Subject to the discussions on backup withholding tax below, a non-United States Holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “Non-United States Holders—Payment of interest”) unless the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If a non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption, retirement or other disposition of a note, and certain other requirements are met, then such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30 percent (unless a lower applicable treaty rate applies) on any such realized gain, which may be offset by certain United States-source capital losses.

Information reporting and backup withholding tax

The amount of interest paid to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-United States Holder is resident.

Provided that a non-United States Holder has complied with certain reporting procedures (usually satisfied by providing a properly completed IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption, the non-United States Holder generally will not be subject to backup withholding tax with respect to interest payments on, and the proceeds from the disposition of, a note, unless we or our paying agent know or have reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a note are as follows:

•

If the proceeds are paid to or through the United States office of a broker, a non-United States Holder generally will be subject to backup withholding tax and information reporting unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a “United States Related Person”), a non-United States Holder will not be subject to backup withholding tax or information reporting.

•

If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Subject to certain limitations, under sections 1471 through 1474 of the Code (such sections commonly referred to as “FATCA”), there is a withholding tax of 30 percent imposed on U.S.-source interest income paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (a) enters into, and is in compliance with, a withholding and information reporting agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners) or (b) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country; or (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity or certifies that it does not have any substantial United States owners, which generally include any United States person who directly or indirectly owns more than 10 percent of the entity. Each investor is encouraged to consult with its tax advisor regarding the implications of FATCA on their investment in a note.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriters named below. We have entered into a purchase agreement with the underwriters for whom Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc. are acting as representatives with respect to the notes. Subject to the terms and conditions of the purchase agreement, each of the underwriters severally agreed to purchase the principal amount of notes listed next to its name in the following table:

Name of Purchaser	Principal Amount of 2024 Notes
Wells Fargo Securities, LLC	$
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
BofA Securities, Inc.
Credit Agricole Securities (USA) Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total	$

Name of Purchaser	Principal Amount of 2026 Notes
Wells Fargo Securities, LLC	$
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
BofA Securities, Inc.
Credit Agricole Securities (USA) Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total	$

Name of Purchaser	Principal Amount of 2028 Notes
Wells Fargo Securities, LLC	$
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Commerz Markets LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC

Total	$

Name of Purchaser	Principal Amount of 2031 Notes
Wells Fargo Securities, LLC	$
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.

Total	$

The purchase agreement provides that the underwriters must buy all of the notes if they buy any of them.

The notes are offered subject to a number of conditions, including receipt and acceptance of the notes by the underwriters; and the underwriters’ right to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at the applicable public offering price less a concession of up to     % of the principal amount of the 2024 notes,     % of the principal amount of the 2026 notes,     % of the principal amount of the 2028 notes, and     % of the principal amount of the 2031 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the 2024 notes,     % of the principal amount of the 2026 notes,     % of the principal amount of the 2028 notes, and     % of the principal amount of the 2031 notes. If all the notes are not sold at their public offering prices, the underwriters may change the offering prices and the other selling terms. The underwriters may offer and sell the notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of the notes.

	Per 2024 Note	Total	Per 2026 Note	Total	Per 2028 Note	Total	Per 2031 Note	Total
Underwriting discounts paid by us	%	$	%	$	%	$	%	$

We estimate that the total expenses of this notes offering payable by us, not including the underwriting discounts, will be approximately $                 million.

Each of the underwriters has represented that to the extent it is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by the Financial Industry Regulatory Authority, Inc. regulations.

Price Stabilization, Short Positions

In connection with the offering, the underwriters (or persons acting on their behalf) may over allot notes or effect transactions with a view to supporting the market prices of the notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur.

Any stabilization action may begin on or after the date of adequate public disclosure of the terms of the offer of the notes and, if begun, may be ended at any time, but it must end no later than 30 calendar days after the date on which Boeing received the proceeds of the issue, or no later than 60 calendar days after the date of allotment of the notes, whichever is earlier. Any stabilization action or over allotment must be conducted by the relevant underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the underwriters (or persons acting on their behalf).

In connection with the offering of the notes, the rules of the SEC permit the underwriters to engage in transactions that stabilize the prices of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the prices of the notes. If the underwriters create a short position in the notes (that is, if they sell a larger principal amount of the notes than is set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing notes in the open market.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor any of the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters can assure you that the underwriters will in fact engage in these transactions, or that these transactions, once begun, will not be discontinued without notice by the underwriters.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and United Kingdom

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area (“EEA”) or the United Kingdom (the “UK”) (each a “Relevant State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in a Relevant State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of notes shall require Boeing or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer.

Neither Boeing nor the underwriters have authorized, nor do they authorize, the making of any offer of notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation. Neither Boeing nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in any Relevant State. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus

Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in a Relevant State has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in a Relevant State may be unlawful under the PRIIPs Regulation.

Each underwriter has represented and agreed that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any notes to any retail investor in any Relevant State. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of MiFID II;

(ii) a customer within the meaning of the IDD, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II;

(iii) not a qualified investor as defined in the Prospectus Regulation; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and Boeing that it and any person on whose behalf it acquires notes is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented and agreed that it:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21 (1) of the FSMA does not apply to Boeing; and

•

has complied and will comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Listing and Trading

The notes will not be listed on any securities exchange or included in any automated dealer quotation system. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. Accordingly, we cannot assure you as to the liquidity of the trading markets for the notes.

Sale of Similar Securities

We have agreed that we will not offer to sell any of our debt securities (other than the notes) which are substantially similar to the notes for a period of 10 days after the closing date of this notes offering, without the prior written consent of the representatives.

Indemnification and Contribution

We have agreed to indemnify the several underwriters and their controlling persons and certain affiliates against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and these controlling persons and affiliates may be required to make in respect of those liabilities.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates are lenders under our or certain of our affiliates’ credit facilities.

Certain of the underwriters or their affiliates may have holdings in the 2.300% Senior Notes, the 8.750% Senior Notes and the 2.350% Senior Notes and may therefore receive a portion of the net proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities or instruments of ours (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge and may have hedged, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

LEGAL MATTERS

Certain legal matters with respect to the offering of the notes will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters with respect to the offering of the notes will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

PROSPECTUS

THE BOEING COMPANY

Senior Debt Securities

Subordinated Debt Securities

Common Stock

The Boeing Company may offer from time to time, in one or more offerings, any combination of its senior debt securities and subordinated debt securities. The common stock registered hereby is solely for issuance upon the conversion features, if any, of debt securities.

We will provide the specific terms of any offering of these securities in a supplement to this prospectus. The applicable prospectus supplement will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you make an investment decision.

We may sell these securities on a continuous or delayed basis, directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts.

Our common stock is listed on the New York Stock Exchange under the symbol “BA.”

Investing in our securities involves risks. You should carefully consider the information set forth under “Risk Factors” on page 1 of this prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the securities described in this prospectus.

Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also supplement, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

We have not authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, any related prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document.

To understand the terms of the securities described in this prospectus, you should carefully read any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below for information about us. The shelf registration statement, including the exhibits thereto, can be read at the SEC’s website as described under “Where You Can Find More Information.”

The terms “Boeing,” “we,” “us,” and “our” as used in this prospectus refer to The Boeing Company. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

THE BOEING COMPANY

The Boeing Company is one of the world’s major aerospace firms and a leading manufacturer of commercial airplanes and defense, space and security systems and service provider of aftermarket support. Our products and tailored services include commercial and military aircraft, satellites, weapons, electronic and defense systems, launch systems, advanced information and communication systems, and performance-based logistics and training. We are organized based on the products and services we offer. Our historical financial statements report our operations in four principal segments: Boeing Commercial Airplanes; Boeing Defense, Space & Security; Boeing Global Services; and Boeing Capital Corporation (“BCC”).

The Boeing Company was incorporated in Washington in 1916 and reincorporated in Delaware in 1934. Our principal executive offices are located at 100 N. Riverside Plaza, Chicago, Illinois 60606-1596 and our telephone number is (312) 544-2000. We maintain a website at www.boeing.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. Before making an investment decision, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC. These risks could materially adversely affect our business, financial condition, results of operations, cash flows or prospects. You could lose all or part of your investment. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.

FORWARD-LOOKING STATEMENTS

Certain statements in or incorporated by reference in this prospectus and any prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact.

Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Information concerning factors that could cause actual results to differ from those in our forward-looking statements is contained under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, each of which is incorporated in this prospectus by reference (and in any of our annual reports on Form 10-K and quarterly reports on Form 10-Q for subsequent periods that are so incorporated). Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include, among other things, repayment of debt, additions to working capital, capital expenditures, pension funding and funding and investments in our subsidiaries including BCC. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities, subordinated debt securities and debt securities that are convertible into our common stock. Senior debt securities will be issued under the senior indenture dated February 1, 2003 between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank, or any successor trustee, as amended from time to time. Subordinated debt securities will be issued under a separate subordinated indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A. or a trustee or trustees identified in the prospectus supplement. The indentures are filed as exhibits to the registration statement of which this prospectus is a part.

The following description relates generally to every series of debt securities. The prospectus supplement will describe the particular terms of any debt securities we may offer. The following summaries of the debt securities and the indentures are incomplete and may not include all the information that is important to you. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered.

General

The debt securities will be unsecured general obligations of The Boeing Company. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated to all of our existing and future senior indebtedness as described below under “Subordination.” Neither indenture limits the amount of debt securities that may be issued thereunder. The indentures allow us to issue debt securities from time to time in one or more series with varying maturities, at par or at a discount. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

You should refer to the prospectus supplement applicable to the debt securities for which this prospectus is being delivered with respect to additional terms such as the following:

•	the title of the debt securities being offered and whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount and the denominations in which the debt securities are being offered;

•	the date or dates on which the principal of the debt securities is scheduled to become due, or the method by which this date or these dates will be determined or extended;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, or the formula by which the interest will be calculated;

•	the date or dates from which interest on the debt securities will accrue, and the method by which such interest will be paid;

•	the place or places of payments on the debt securities;

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the place or places where the debt securities may be surrendered for exchange, and notices or demands in respect of the debt securities may be served and any registered securities may be surrendered for registration of transfer;

•	the terms and conditions, if any, upon which we may redeem the debt securities prior to their stated maturity;

•	any obligation by us to redeem, purchase or repay the debt securities at the option of the holder;

•	any provisions for the establishment of a sinking, purchase or other similar fund, if any;

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the denominations in which the debt securities will be issued, if other than minimum denominations of $2,000 or any integral multiple of $1,000 above the minimum denomination in the case of registered securities issued in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	whether the debt securities will be issued in whole or in part in the form of a global certificate;

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any provisions for the payment of specified taxes, assessments or other governmental charges to non- United States persons or option to redeem the affected debt securities in lieu of making such payments;

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the currency, currencies or currency unit or composite currency in which the debt securities will be denominated and/or in which the principal, premium, if any, or interest on the debt securities will be payable, and any index used to determine the amount of principal, premium, if any, or interest on such debt securities;

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any deletions from, modifications of or additions to the events of default or covenants applicable to such debt securities, whether or not consistent with the events of default or covenants contained in the indenture as originally executed;

•	any conversion features; and

•	any other terms of the debt securities.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued in fully registered form. The debt securities of a series may be issuable in permanent global form. The debt securities may be presented for exchange and registration of transfer at the offices of the trustee maintained for that purpose as indicated in the applicable prospectus supplement. The debt securities may also be submitted to transfer agents designated by us in the applicable prospectus supplement. The transfer or exchange will be effected when the trustee or authorized transfer agent is satisfied with the documents of title and the identity of the person making the request. At a minimum, we will establish transfer agents, in the case of registered securities, in each place where payments can be made with respect to such series. Additional transfer agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any transfer agent or to approve a change in the location through which any transfer agent acts. While there will be no service charge for any registration of transfer or exchange of the debt securities, we may require payment of an amount sufficient to cover any taxes and other governmental charges associated with such registration.

If only part of a series of outstanding debt securities is to be called for redemption, we will not be required to (1) register the transfer or exchange of the debt securities of the series to be redeemed from 15 days before the date notice is given identifying the serial numbers of the debt securities to be redeemed and ending at the close of business on the day of sending of the notice of redemption, if the debt securities of such series are issuable only as registered securities; or (2) register the transfer or exchange of any registered security called for redemption except for the portion, if any, that is not being redeemed.

Interest and Interest Rates

Unless otherwise specified in a prospectus supplement or a term sheet, each debt security will begin to accrue interest from the date it is originally issued or from a specified date.

Each interest payment on a debt security will include interest accrued from, and including, the issue date, a specified date or the last interest payment date, as the case may be, to but excluding the applicable interest payment date or the maturity date of the security.

Interest on the debt securities denominated in U.S. dollars will be paid by check mailed on an interest payment date other than a maturity date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the maturity date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the applicable trustee, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the maturity date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular debt security is presented and surrendered at the office or agency maintained by us for this purpose.

The prospectus supplement for the debt securities will specify the interest rate. Unless otherwise specified, interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be payable semiannually in arrears on dates specified in the applicable prospectus supplement. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an interest payment date for any fixed rate note is not a business day, principal of, premium, if any, and interest on that security will be paid on the next business day, and no interest will accrue from and after the Maturity Date or interest payment date. Interest on debt securities will be paid to holders of record as of each regular record date. Unless otherwise specified in a prospectus supplement, a “regular record date” will be the fifteenth calendar day (whether or not a business day) preceding the applicable Interest Payment Date.

Payment

We will make payments of principal, premium, if any, and interest, if any, on registered securities at the offices of the agent or agents designated by us to make such payments. We may also make payments of interest, at our option, by check mailed to the address of the person appearing on the securities register maintained by the trustee or by wire transfer to the account of the person appearing on such register. Unless otherwise indicated in the applicable prospectus supplement, we will make payments of interest due on the registered securities to the holder of record as it appears on the register maintained by the trustee at the close of business on the date established for making such determination.

We will designate the trustee as our sole paying agent for debt securities issuable solely as registered securities. Additional paying agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any paying agent or to approve a change in the location through which any paying agent acts.

Any moneys we pay to a paying agent for the payment of principal, premium, or interest on the debt securities which remains unclaimed at the second anniversary of the date such payment was due will be returned to us and thereafter holders of debt securities shall look only to us, as general unsecured creditors, for payment.

Global Securities

Unless otherwise indicated in the applicable prospectus supplement, the notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

Investors may elect to hold interests in the global securities through the Depositary, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Except as described below, the global securities may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

So long as the Depositary or its nominee is the registered owner of the global securities, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global securities for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global securities will not be entitled to have notes represented by the global securities registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the global securities. None of The Boeing Company, the trustee, any paying agent, or registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising, or reviewing any records relating to those beneficial interests.

We expect that the Depositary or its nominee, upon receipt of any payment of principal or interest, will credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” The participants are responsible for the standing instructions and customary practices governing beneficial interests.

The Depositary and the direct and indirect participants will send notices and communications to direct and indirect participants and beneficial owners, as the case may be, in accordance with the arrangements governing their relationships, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for U.S. and non-U.S. equity, corporate and municipal debt issues and money market instruments that DTC’s participants, referred to as “direct DTC participants,” deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which is owned, in part, by a number of direct DTC participants. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. DTC rules applicable to direct and indirect participants are on file with the SEC.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants, both direct and indirect. When you purchase debt securities through the DTC system, the purchases must be made by or through a direct DTC participant, which will receive credit for the debt securities in its account on DTC’s records. When you actually purchase the debt securities, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect DTC participants’ records. DTC will have no knowledge of your individual ownership of the debt securities. DTC’s records will show only the identity of the direct DTC participants and the amount of the debt securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these confirmations and account statements from the direct or indirect DTC participant through which you purchase the debt securities. The direct or indirect DTC participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the debt securities to the DTC nominee that is the registered holder of the debt securities. The trustee and we will treat DTC or its nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct or indirect DTC participants, which will then contact you as a beneficial holder.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between direct DTC participants on whose behalf it acts with respect to the debt securities and is required to receive and transmit distributions of principal of and premium, if any, and interest on the debt securities. Direct and indirect DTC participants with which investors have accounts with respect to the debt securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

As DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities under the terms and conditions of the debt securities (including, without limitation, the presentation of debt securities for exchange) only at the direction of one or more of the direct DTC participants to whose accounts with DTC interests in the relevant debt securities are credited, and only in respect of the portion of the aggregate principal amount of the debt securities as to which that direct DTC participant or those direct DTC participants has or have given the direction. However, in certain circumstances described below, DTC will exchange the global securities held by it for certificated debt securities, which it will distribute to the direct DTC participants.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct DTC participants’ accounts on the payment date based on their holdings of the relevant securities. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such direct DTC participants by using an omnibus proxy. Consequently, those direct DTC participants should, in turn, make payments to and solicit votes from you, the ultimate owner of debt securities, based on their customary practices. Payments to you with respect to your beneficial interest in any debt securities will be the responsibility of the direct and indirect DTC participants and not of DTC, the trustee or us.

Individual certificates in respect of the notes will be issued in exchange for the global securities only if:

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DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global securities, or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after we receive such notice from DTC or upon our becoming aware that DTC is no longer so registered; or

•	we determine not to have the notes represented by a global security and notify the trustee of our decision.

In the event that individual certificates are issued, holders of the notes will be able to receive payments (including principal and interest) on the notes and effect transfer of the notes at the offices of our paying agent, The Bank of New York Mellon Trust Company, N.A.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of DTC in accordance with their respective procedures. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Furthermore, DTC has no obligation to perform or continue to perform the procedures described herein, and any of the procedures may change or be discontinued at any time.

Optional Redemption, Repayment and Repurchase

If specified in a prospectus supplement, we may redeem the debt securities at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the debt securities to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on the debt securities, being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) applicable to such, debt securities, plus the rate specified in the applicable prospectus supplement plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes (i) the yield, under the heading which represents the average for the immediately preceding day, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published daily by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue, provided that, if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or (ii) if that release, or any successor release, is not published during the day preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated by us on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date for any notes (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (ii) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by us.

“Reference Treasury Dealer” will be specified in the applicable prospectus supplement.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

If we issue original issue discount debt securities, which are debt securities issued at a discount from the principal amount payable on the maturity date (including zero coupon debt securities), that are identified as such in the applicable prospectus supplement, the amount payable in the event of redemption or repayment prior to its stated maturity date will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of such a security will be equal to (i) the issue price specified in the applicable prospectus supplement plus (ii) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the prospectus supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date.

We will send notice of any redemption at least 10 days, but not more than 60 days, before the date of redemption to each holder of the debt securities to be redeemed. If less than all of the debt securities are to be redeemed at any time, the trustee will select debt securities to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities or portions thereof called for redemption.

We may at any time purchase debt securities at any price in the open market or otherwise, subject to applicable law. We may hold, resell or surrender for cancellation any debt securities that we purchase.

Definitions

The following defined terms will be used in this description of the indenture covenants:

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“attributable debt” in respect of any sale and leaseback transaction means, as of any time of determination, the lesser of (1) the sale price of the principal property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease and (2) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments of, if such interest factor cannot be readily determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

•	“capital stock” means any and all shares, interests, participations or other equivalents (however designated) evidencing equity ownership.

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“consolidated net tangible assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities, excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on the liabilities to a time more than 12 months after the time as of which the amount of current liabilities is being computed, and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of The Boeing Company and its subsidiaries and computed in accordance with generally accepted accounting principles.

•	“debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

•	“lien” means any pledge, mortgage, lien, encumbrance or security interest.

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“original issue discount security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

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“principal property” means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by The Boeing Company or a subsidiary, exclusive of (1) motor vehicles, mobile materials-handling equipment and other rolling stock, (2) office furnishings and equipment, information and electronic data processing equipment, (3) any property financed through industrial development bonds, (4) any real property held for development or sale, (5) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 15% of consolidated net tangible assets or (6) any property which our Board of Directors determines is not material to the operation of the business of The Boeing Company and its subsidiaries taken as a whole.

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“senior indebtedness” means all of the indebtedness of, or guaranteed by, The Boeing Company for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute senior indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of The Boeing Company.

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“subordinated indebtedness” means the subordinated debt securities and all other indebtedness of, or guaranteed by, The Boeing Company whether or not outstanding on the date of the subordinated indenture, which is by the terms thereof made subordinate and junior in right of payment to all senior indebtedness.

•	“subsidiary” means any company the voting stock of which is more than 50% owned and controlled by The Boeing Company or a subsidiary of The Boeing Company.

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“U.S. government obligations” means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

Maintenance of Principal Properties

The indentures provide that we will cause all of our principal properties to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will cause such repairs, renewals, replacements, betterments and improvements to be made to our principal properties that, in our judgment, are required in order to continue to carry on the business conducted at our principal properties. However, the indentures do not prevent us from discontinuing the operation or maintenance or disposing of any principal property if we determine that the action is desirable.

Limitation on Liens

So long as any debt securities are outstanding under the senior indenture:

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The Boeing Company will not itself, and will not permit any subsidiary to, create, incur, issue, assume or guarantee any debt secured by any lien on any principal property owned by The Boeing Company or any subsidiary; and

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The Boeing Company will not itself, and will not permit any subsidiary to, create, incur, issue, assume or guarantee any debt secured by any lien on any shares of capital stock or debt of any subsidiary.

However, any of the actions described in the first two bullet points under “Limitation on Liens” above may be taken if:

•	the securities under the indenture are equally and ratably secured; or

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the aggregate principal amount of the secured debt then outstanding plus the attributable debt of The Boeing Company and its subsidiaries in respect of sale and leaseback transactions described below involving principal properties entered into after the date when The Boeing Company first issues securities pursuant to the indenture, other than transactions that are permitted as described in the third bullet point under “Sale and Leaseback Transactions,” would not exceed 15% of consolidated net tangible assets.

This restriction on liens will not apply to debt secured by permitted liens. Therefore, for purposes of this restriction, debt secured by permitted liens will be excluded in computing secured debt. Permitted liens include:

•	liens existing as of the date when The Boeing Company first issued securities pursuant to the indenture;

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liens existing on any property of a corporation at the time the corporation is merged into or consolidated with The Boeing Company or a subsidiary; provided the lien is not extended to any principal property immediately prior to the merger or consolidation;

•	liens existing on any property of a corporation at the time it became or becomes a subsidiary;

•	liens securing debt owing by a subsidiary to The Boeing Company or to a subsidiary;

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liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving all or any part of such property, or to secure debt incurred to provide funds for the reimbursement of funds expended for the foregoing purposes;

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liens in connection with government contracts, including the assignment of moneys due or to become due on government contracts or to secure progress, advance or the acquisition of real or personal property from any governmental body pursuant to any contract or statute;

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materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s and other like liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith in appropriate proceedings;

•	liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money; and

•	extensions, substitutions, replacements or renewals of the foregoing.

BCC and its subsidiaries are excluded from the restrictions on liens discussed above.

Sale and Leaseback Transactions

So long as any debt securities are outstanding under the senior indenture, The Boeing Company will not, and will not permit any subsidiary to, enter into any sale and leaseback transaction after the date when The Boeing Company first issued securities pursuant to the indenture, covering any principal property, which was or is owned or leased by The Boeing Company or a subsidiary and which has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of that principal property.

However, a sale and leaseback transaction of this kind will not be prohibited if:

•	the lease is for a temporary period not exceeding three years;

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the attributable debt of The Boeing Company and its subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when The Boeing Company first issued securities pursuant to the indenture (other than sale and leaseback transactions that are permitted as described in the other bullet points of this paragraph), plus the aggregate principal amount of debt secured by liens on principal properties then outstanding (not otherwise permitted or excepted) without equally and ratably securing the indenture securities, would not exceed 15% of consolidated net tangible assets;

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an amount equal to the net proceeds of the sale or transfer (but not in excess of the net book value) of the principal property sold or transferred (as determined by The Boeing Company) is applied within 180 days to the voluntary retirement of the indenture securities or other indebtedness of The Boeing Company (other than indebtedness subordinated to the indenture securities) or indebtedness of a subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•	the rent payable under the lease is to be reimbursed under a contract with the government of the United States or any instrumentality or agency thereof; or

•	the lease is with The Boeing Company or another subsidiary.

BCC and its subsidiaries are excluded from the restrictions on sale and leaseback transactions discussed above.

Merger and Sales of Assets

Under each of the indentures, we may consolidate or merge with or into any other corporation, and we may convey, transfer or lease all or substantially all of our properties or assets to another person provided that:

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the corporation formed by such consolidation or into which The Boeing Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of The Boeing Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and if such corporation is not The Boeing Company, shall expressly assume, by an indenture supplement, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest (including all additional amounts, if any) on all the debt securities and the performance of every covenant of the respective indenture on the part of The Boeing Company to be performed or observed;

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immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of The Boeing Company or a subsidiary as a result of such transaction as having been incurred by The Boeing Company or a subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

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The Boeing Company has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation (if the corporation formed by such consolidation is not The Boeing Company), merger, conveyance, transfer or lease and such supplemental indenture comply with the terms of the respective indentures and that all conditions precedent therein provided for relating to such transaction shall have been complied with.

Events of Default, Notice and Waiver

The following events, with respect to the debt securities of a series are defined in the indentures as “events of default”:

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the non-payment of any interest extending 30 days beyond the date such interest payment became due and whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

•

non-payment of any principal of or premium, if any, on the debt securities of the applicable series as such payments become due whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

•

default in the deposit of any sinking fund payment on the debt securities of that series when and as due, whether or not, in the case of the subordinated debt securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

•

default in the performance of any other covenant or warranty of The Boeing Company in the respective indenture which remains unremedied for a period of 90 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the trustee;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in a supplemental indenture with respect to debt securities of a particular series.

Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon acceleration upon the occurrence of an event of default and its continuation.

The trustee is required, within 90 days after the occurrence of any default which is known to the trustee and is continuing, to give to all holders of the applicable series of debt securities with respect to which such default has occurred notice of such default, provided, that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of debt securities with respect to which such default has occurred, the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holder of the debt securities of such series.

If an event of default with respect to debt securities of any series then outstanding shall have occurred and be continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the debt securities of such series to be due and payable immediately. In certain cases, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may rescind and annul such declaration and its consequences.

The trustee may require indemnification by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable indenture at the request of the holders of debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

In certain cases, the holders of not less than a majority in principal amount of an outstanding series of debt securities may, on behalf of the holders of all debt securities of such series, and any related coupons, waive any past default with respect to such series and its consequences except a default (1) in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of debt securities with respect to which such default has occurred or (2) in respect of a covenant or provision in the indenture which cannot be modified or amended without the consent of each holder of each debt security of the applicable series.

We will be required to file annually with the trustee a certificate as to the absence of defaults under each indenture.

The occurrence of an event of default under an indenture may give rise to a cross-default under other series of debt securities issued under such indenture and other indebtedness of ours that may be outstanding from time to time.

Notices

Notices to holders of registered securities will be delivered to the addresses of such holders as they appear in the security register maintained by the trustee.

Modification of the Indentures

Modification and amendment of the indentures may be made by us and the trustee without the consent of any holder, for any of these purposes:

•	to evidence the succession of another corporation to The Boeing Company;

•	to add to the covenants of The Boeing Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power therein conferred upon The Boeing Company;

•	to add additional events of default;

•	to change any provision of the indentures to facilitate the issuance of bearer securities;

•	to change or eliminate any provision of any indenture, provided no debt security outstanding of any series is entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of unissued debt securities;

•	to provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity, defect or inconsistency in either indenture or both of them; or

•

to supplement any provision of any indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided such action does not adversely affect the interests of holders of the series of debt securities.

Modification and amendment of the indentures may be made by us and the trustee with the consent of the holders of not less than two-thirds in principal amount of the outstanding debt securities of an affected series; provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity date or the principal of, premium, if any, or any installment of interest (or any additional amount) on, any such debt security;

•	reduce the principal amount or rate of interest thereon;

•	change the redemption price, if applicable;

•	change the place or currency of payment of principal of or premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the respective indentures;

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default or compliance with certain restrictive provisions to less than a majority;

•	change any obligation of The Boeing Company to maintain an office or transfer agency; or

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof.

Discharge and Defeasance

Unless otherwise specified in a prospectus supplement, under each of the indentures, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer’s certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

Each indenture further provides that, if applicable to the debt securities of any series, we may elect to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) upon the irrevocable deposit by us with the trustee, in trust, of an amount of money or U.S. government obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may only be established if, among other things, (1) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound, (2) no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust, and (3) we have delivered to the trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a revenue ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Subordination

The indebtedness evidenced by subordinated debt securities and the payment of the principal and premium, if any, and interest, if any, on each and all of the subordinated debt securities will be subordinated in right of payment to the prior payment in full of senior indebtedness and, unless specifically designated as ranking junior to our other subordinated debt securities, rank equally with all of our other subordinated debt securities which have not been specifically designated as ranking junior to our other subordinated debt securities. We have not issued any subordinated debt or any subordinated debt ranking junior to the subordinated debt securities but we reserve the right to issue such junior subordinated debt.

If we default in the payment of any senior indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of and premium, if any, or interest, if any, or any additional amounts on the subordinated debt securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the subordinated debt securities.

If any other event of default occurs with respect to any senior indebtedness, permitting the holders thereof to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made on account of the principal of, or premium, if any, or interest, if any (including additional amounts) on any subordinated debt securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the subordinated debt securities, during any period of 90 days after written notice of such default shall have been given to us by any holder of senior indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such senior indebtedness has been transmitted to us in respect of such default.

In the event of: (1) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to us, our creditors or our property; (2) any proceeding for the liquidation, dissolution or other winding up of The Boeing Company, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (3) any assignment by us for the benefit of creditors; or (4) any other marshalling of our assets, all senior indebtedness shall first be paid in full before any payment or distribution shall be made to any holder of subordinated debt securities.

If any such payment or distribution to be paid to the holders of senior indebtedness shall be made to any holder of subordinated debt securities in contravention of the foregoing and before all of the senior indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all senior indebtedness remaining unpaid.

Senior indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of senior indebtedness then outstanding. Upon payment in full of all senior indebtedness, the holders of subordinated debt securities shall be subrogated to all rights of any holders of senior indebtedness to receive any further payments or distributions applicable to the senior indebtedness until all amounts owing on the subordinated debt securities shall have been paid in full, and such amounts or distributions which otherwise would be paid or distributed to the holders of senior indebtedness, shall, as between us and our creditors (other than the holders of senior indebtedness), on the one hand, and the holders of the subordinated debt securities, on the other hand, be deemed to be a payment by us on account of senior indebtedness and not on account of the subordinated debt securities.

Conversion Rights

The debt securities may be convertible into our common stock. We will include in the prospectus supplement the terms and conditions, if any, on which the debt securities being offered are convertible. Such terms will include the conversion price, the conversion period, provisions as to whether conversion is mandatory, at our option or the option of the holder, the events requiring adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is subject to the provisions of our Amended and Restated Certificate of Incorporation (the “Charter”), our By-Laws, and the relevant provisions of the laws of the State of Delaware. The total number of shares of capital stock authorized by the Charter is 1,220,000,000, consisting of 1,200,000,000 shares of common stock and 20,000,000 shares of preferred stock. Holders of common stock are entitled to receive such dividends as may be declared by Boeing’s Board of Directors out of legally available funds, and are entitled to share pro rata in any distributions to shareholders, subject to the preferences of any preferred stock which may be issued and to restrictions contained in agreements to which we are a party. No preemptive, conversion or redemption rights or sinking funds provisions are applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. All holders of the common stock are entitled to one vote per share on all matters to be voted on by Boeing shareholders, including the election of directors. Shareholders do not have cumulative voting rights in election of directors. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at a shareholders’ meeting is required for shareholder action, except for (1) the election of directors, in which case a nominee shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (except in the case of a contested election in which case the candidates receiving the greatest number of votes are elected as directors) and (2) amendments to the provisions in the By-Laws related to compensation and removal of officers, which require the approval of a majority of the outstanding shares entitled to vote for the election of directors.

The Charter authorizes the Board of Directors, without any further approval, to (1) divide the preferred stock into series, (2) designate each such series, (3) fix and determine dividend rights, (4) determine the price, terms and conditions on which shares of preferred stock may be redeemed, (5) determine the amount payable to holders of preferred stock in the event of voluntary or involuntary liquidation, (6) determine any sinking fund provisions, and (7) establish any voting, preemption or conversion privileges.

PLAN OF DISTRIBUTION

We may sell the offered securities through agents, to or through underwriters, or directly to other purchasers. Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement. We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”) and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement relating to a particular series or issue of debt securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the debt securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, certain legal matters with respect to the securities offered pursuant to this prospectus and any prospectus supplement will be passed upon for Boeing by Kirkland & Ellis LLP, Chicago, Illinois, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from our annual report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2020 and June 30, 2020 that is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in our quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.boeing.com. Our website is not part of this prospectus and is not incorporated by reference into this prospectus.

This prospectus is part of a registration statement filed on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement and the additional information described under “Incorporation of Certain Information by Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must read all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 1-00442) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed, including the portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) until the offering of the securities under the registration statement is terminated or completed:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on January 31, 2020;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed with the SEC on April 29, 2020 and July 29, 2020;

•

our current reports on Form 8-K filed with the SEC on January  10, 2020, January  21, 2020, February  7, 2020, February  24, 2020, March  17, 2020, March  19, 2020, March  23, 2020, March  23, 2020, April  6, 2020, April  27, 2020 and May 4, 2020; and

•

the description of our common stock contained in our current report on Form 8-K filed with the SEC on April 30, 2014, including any amendments or reports filed for the purpose of updating such description.

You may request copies of these filings at no cost to you by writing or telephoning us as follows: The Boeing Company, Attention: Corporate Secretary, 100 N. Riverside Plaza, MC 5003-1001, Chicago, Illinois U.S.A. 60606-1596, telephone number (312) 544-2000. Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

$

$                % Senior Notes due 2024

$                % Senior Notes due 2026

$                % Senior Notes due 2028

$                % Senior Notes due 2031

PRELIMINARY PROSPECTUS SUPPLEMENT

                , 2020

Joint Book-Running Managers for the 2024 Notes

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	SMBC Nikko

BofA Securities	Credit Agricole	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Joint Book-Running Managers for the 2026 Notes

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	SMBC Nikko

BofA Securities	Credit Agricole	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Joint Book-Running Managers for the 2028 Notes

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	SMBC Nikko

BofA Securities	Citigroup	COMMERZBANK	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

Joint Book-Running Managers for the 2031 Notes

Wells Fargo Securities	BNP PARIBAS	Deutsche Bank Securities	Mizuho Securities	RBC Capital Markets	SMBC Nikko

BofA Securities	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	MUFG